UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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XL GROUP Public Limited Company
(Name of Registrant as Specified In Its Charter)

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1.	Why is XL now proposing to redomicile to Bermuda?

•	It is a natural step for the Company. XL has operated in Bermuda since 1986 and our presence has grown substantially following the integration with Bermuda-based Catlin.

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A significant portion of our business, in fact our largest operating subsidiary, is already in Bermuda. And, we have a sizable employee base, including business leaders and underwriters, already in Bermuda as well.

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The Bermuda Monetary Authority (BMA) has highly sophisticated regulatory capabilities in the insurance sector, is a premier regulator of global insurance and reinsurance companies and is already deeply familiar with our business.

•	Bermuda was recently determined to be fully equivalent with Solvency II including for the category of group supervision.

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As a result of these developments, XL and The Central Bank of Ireland (“the “CBI”) have concluded that the BMA would be best situated to serve as XL’s group wide supervisor and to approve XL’s internal capital model.

2.	Will XL Group still be subject to Solvency II requirements?

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Yes, at the group level until the redomestication becomes effective. Also, even after the redomestication takes place, our EU-based regulated subsidiaries will still be subject to Solvency II requirements.

3.	What is the expectation regarding XL’s tax rate?

•	As with the 2010 move to Ireland, we expect no material impact to XL’s global effective tax rate.

4.	How would you describe the BMA’s regulatory abilities?

•	Bermuda has highly sophisticated regulatory capabilities in the (re)insurance sector and is a premier regulator of global insurance and reinsurance companies.

•	Bermuda's market is one of the top three reinsurance markets in the world.

•	Bermuda also is a significant hub for institutional investment in the insurance and reinsurance sector.

•	Bermuda has been determined to be fully equivalent to the EU's Solvency II regime.

5.	Will the proposed redomestication be subject to XL shareholder and court approval?

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Yes. The proposed redomestication will be subject to receipt of necessary regulatory approvals, approval by the Company's ordinary shareholders, satisfaction of other conditions and sanctioning by the High Court of Ireland.

6.	When do you expect the redomestication process to be complete?

•	We expect to submit the proposal for redomestication, along with related proposals, to shareholders in the next several months and complete the transaction in the third quarter of 2016.

7.	Does XL expect the redomestication to have any material impact on its financial results? Will there be any changes in reporting?

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No. We expect no material impact to XL’s financial results. XL will continue to be registered with the U.S. Securities and Exchange Commission (the “SEC”) and be subject to SEC reporting requirements. We will continue to report financial results in U.S. dollars and under U.S. generally accepted accounting principles.

8.	Will this move impact XL’s listing on the S&P 500 Index?

•	We expect that we will remain listed on the S&P 500 Index and will continue to trade on the New York Stock Exchange (NYSE).

9.	What portion of XL Catlin’s business is currently in Bermuda?

•	A significant portion of our business, including our largest operating subsidiary, is in Bermuda, including more than 200 employees.

10.	Will there be job losses in Ireland?

•	We don’t foresee material changes to the current number of colleagues in Ireland because of the redomestication.

Important Information for Shareholders
In connection with the proposed redomestication, XL has filed a preliminary proxy statement with the SEC, and XL will provide the definitive proxy statement to its shareholders when available. Security holders are urged to read the definitive proxy statement regarding the proposed redomestication when it becomes available because it will contain important information. You may obtain a free copy of the definitive proxy statement (when available) and other related documents filed by XL with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement (when available) and other related documents may also be obtained for free by accessing www.xlgroup.com, clicking on the link for “Investor Relations” and then clicking on the link for “SEC Filings”.

XL and its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the redomestication. You can obtain information about XL’s executive officers and directors in XL’s annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016 and the proxy statement for the 2015 annual general meeting filed with the SEC on March 20, 2015, respectively. You can obtain free copies of these documents by contacting XL or accessing its website as noted above.

This document is for informational purposes only and is not a substitute for the definitive proxy statement regarding the proposed redomestication that XL intends to file with the SEC. This document does not constitute an offer to sell or the solicitation of an offer to buy any securities.